Exhibit 10 O

PURCHASE AND SALE CONTRACT

BETWEEN

PLAINVIEWAPARTMENTS, L.P.,

a South Carolina limited partnership

AS SELLER

AND

NTS-PLAINVIEW ASSOCIATES,

a Kentucky limited partnership

AS PURCHASER

PLAINVIEWAPARTMENTS

Table of Contents

Article I	DEFINED TERMS	1
Article II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	2
Article III	FEASIBILITY PERIOD	3
3.1	Feasibility Period	3
3.2	Expiration of Feasibility Period	3
3.3	Conduct of Investigation	4
3.4	Purchaser Indemnification	4
3.5	Property Materials	5
3.6	Property Contracts	5
Article IV	TITLE	6
4.1	Title Documents	6
4.2	Survey	6
4.3	Objection and Response Process	6
4.4	Permitted Exceptions	7
4.5	Existing Loans	7
4.6	Subsequently Disclosed Exceptions	9
4.7	Purchaser Financing	10
Article V	CLOSING	10
5.1	Closing Date	10
5.2	Seller Closing Deliveries	10
5.3	Purchaser Closing Deliveries	11
5.4	Closing Prorations and Adjustments	12
5.5	Post Closing Adjustments	15
Article VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER	15
6.1	Seller's Representations	15
6.2	AS-IS	17
6.3	Survival of Seller's Representations	18
6.4	Definition of Seller's Knowledge	18
6.5	Representations and Warranties of Purchaser	18
Article VII	OPERATION OF THE PROPERTY	19
7.1	Leases and Property Contracts	19
7.2	General Operation of Property	20
7.3	Liens	20
7.4	Seller's (or Seller's Manager's) Employees	20
Article VIII	CONDITIONS PRECEDENT TO CLOSING	20
8.1	Purchaser's Conditions to Closing	20
8.2	Seller's Conditions to Closing	21
Article IX	BROKERAGE	22
9.1	Indemnity	22
Article X	DEFAULTS AND REMEDIES	22
10.1	Purchaser Default	22
10.2	Seller Default	23
Article XI	RISK OF LOSS OR CASUALTY	24
11.1	Major Damage	24
11.2	Minor Damage	24
11.3	Closing	24
11.4	Repairs	25
Article XII	EMINENT DOMAIN	25
12.1	Eminent Domain	25
Article XIII	MISCELLANEOUS	25
13.1	Binding Effect of Contract	26
13.2	Exhibits and Schedules	26
13.3	Assignability	26
13.4	Captions	26
13.5	Number and Gender of Words	26
13.6	Notices	26
13.7	Governing Law and Venue	28
13.8	Entire Agreement	28
13.9	Amendments	28
13.10	Severability	29
13.11	Multiple Counterparts/Facsimile Signatures	29
13.12	Construction	29
13.13	Confidentiality	29
13.14	Time of the Essence	29
13.15	Waiver	29
13.16	Attorneys' Fees	30
13.17	Time Zone/Time Periods	30
13.18	1031 Exchange	30
13.19	No Personal Liability of Officers, Trustees or Directors of Seller's Partners	30
13.20	Exclusive Negotiations	30
13.21	ADA Disclosure	30
13.22	No Recording	30
13.23	Relationship of Parties	31
13.24	[Intentionally Deleted]	31
13.25	AIMCO Marks	31
13.26	Non-Solicitation of Employees	31
13.27	Survival	31
13.28	Multiple Purchasers	31
Article XIV	LEAD–BASED PAINT DISCLOSURE	31
14.1	Disclosure	31
14.2	Consent Agreement	32

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this "Contract") is entered into as of the 6th day of April, 2009 (the "Effective Date"), by and between PLAINVIEW APARTMENTS, L.P., a South Carolina limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 ("Seller"), and NTS-PLAINVIEW ASSOCIATES, a Kentucky limited partnership, having a principal address at 1000 Stone Spring Way, Louisville, Kentucky 40223 ("Purchaser").

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.        Seller owns the real estate located in Jefferson County, Kentucky, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Plainview Apartments.

B.         Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

Article I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

Article II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1              Purchase and Sale.  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2              Purchase Price and Deposit.  The total purchase price ("Purchase Price") for the Property shall be an amount equal to $21,035,000.00, payable by Purchaser, as follows:

2.2.1        No later than two (2) Business Days after Effective Date, Purchaser shall deliver to Fidelity National Title, 8450 East Crescent Parkway, Suite 410 Greenwood Village, Colorado 80111, Attention: Valena Bloomquist, Telephone: (720) 200-1200, Facsimile: (303) 292-3752 ("Escrow Agent") an initial deposit (the "Initial Deposit") of $225,000.00 by wire transfer of immediately available funds ("Good Funds").

2.2.2        No later than one (1) Business Day after the day on which the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the "Additional Deposit") of $200,000.00 by wire transfer of Good Funds.

2.2.3        At the Closing, subject to the occurrence of the Junior Loan Assumption and Release, Purchaser shall receive a credit against the Purchase Price in the total amount of the outstanding principal balance of the Junior Note, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date, which total amount is as of the Effective Date $15,336,151.57 (the "Junior Loan Balance").

2.2.4        The balance of the Purchase Price for the Property, after application of the credit for the Junior Loan Balance and subject to the prorations provided for in this Contract, shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. Eastern Time on the Closing Date.

2.3              Escrow Provisions Regarding Deposit.

2.3.1        Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.  The Deposit shall be refundable to Purchaser during the Feasibility Period as provided in Section 3.2.  After the expiration of the Feasibility Period the Deposit shall be non-refundable to Purchaser except as otherwise provided in this Contract.

2.3.2        Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, (ii) the time that the Deposit is released to Seller pursuant to Section 10.1 or Purchaser pursuant to Section 10.2 or (iii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  If this Contract is terminated by Purchaser in accordance with Section 3.2, Escrow Agent shall return the Initial Deposit to Purchaser within one (1) Business Day of such termination provided that Purchaser has complied with the requirements of Section 3.5.2 regarding return or destruction of the Materials.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3        Except where this Contract is terminated by Purchaser in accordance with Section 3.2, if prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator's decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser's obligations set forth in Section 3.5.2.

2.3.4        The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5        The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent's agreement to comply with the terms of Seller's closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6        Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent's failure to file the reports Escrow Agent is required to file pursuant to this section.

Article III
FEASIBILITY PERIOD

3.1              Feasibility Period.  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including the date which is thirty (30)     days after the Effective Date (the "Feasibility Period"), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, accountants, lenders and employees (collectively, "Consultants") shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser's intended use thereof (collectively, the "Inspections").

3.2              Expiration of Feasibility Period.  If Purchaser shall be unsatisfied with the Property or determine that it is not feasible for it to Purchase the Property for any reason, or for no reason whatsoever, in Purchaser's sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. Eastern Time on the date of the expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect, except for the Survival Provisions and as expressly provided in this Contract, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser's right to terminate under this Section 3.2 shall be permanently waived, this Contract shall remain in full force and effect and the Deposit shall be non-refundable except as provided in this Contract.

3.3              Conduct of Investigation.  Purchaser shall not permit any mechanics' or materialmen's liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4              Purchaser Indemnification.

3.4.1        Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel reasonably approved by Seller) Seller, together with Seller's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, Community Manager and AIMCO (collectively, including Seller, "Seller's Indemnified Parties"), from and against any and all damages, mechanics' liens, materialmen's liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of appeals) (collectively, "Losses") arising from or related to Purchaser's or its Consultants' entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser's Consultants with respect to the Property during the Feasibility Period or otherwise.  Purchaser shall, however, not be liable for any damages incurred by Seller resulting from the mere discovery by Purchaser of a pre-existing condition at or with regard to the Property; provided, however, that if Purchaser proceeds with the acquisition of the Property after the expiration of the Feasibility Period, Purchaser shall accept the Property with such pre-existing condition and Seller's and Purchaser's rights and obligations with respect thereto shall be governed by the terms of this Contract, including, without limitation, Section 6.2.

3.4.2        Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller's prior written consent, which consent may be withheld in Seller's sole discretion.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller's reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller's interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser's or its Consultants' activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser's sole cost and expense, the Property to the same condition existing immediately prior to Purchaser's exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker's compensation insurance for all of their respective employees as required by the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to Purchaser's or Purchaser's Consultants' entry onto the Property.

3.5              Property Materials.

3.5.1        Within three (3) days after the Effective Date, and to the extent the same exist and are in Seller's possession or reasonable control (subject to Section 3.5.2), Seller agrees to make the documents set forth on Schedule 3.5 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the "Materials") available at the Property for review and copying by Purchaser at Purchaser's sole cost and expense.  In the alternative, at Seller's option and within the foregoing time period, Seller shall deliver to Purchaser any Materials not made available at the Property, or make the same available to Purchaser on a secure web site.

3.5.2        In providing the Materials to Purchaser, other than Seller's Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  Except as expressly provided in Seller's Representations, all Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to return of the Deposit to Purchaser if this Contract is terminated for any reason.  Except as may be expressly provided in this Contract, the Materials delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller's possession or control, but are those that are readily and reasonably available to Seller.  Except with regard to Seller's Representations, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.5.3        Seller shall deliver to Purchaser, together with Seller's executed signature pages to this Contract, the most recent rent roll for the Property listing the move-in date, monthly base rent payable, lease expiration date and unapplied security deposit for each Lease (the "Rent Roll").  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.6.

3.6              Property Contracts.  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the "Property Contracts Notice") specifying any Property Contracts which Purchaser desires to terminate at the Closing (the "Terminated Contracts"); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then Seller shall prepare a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the "Vendor Terminations").  Seller shall sign and deliver the Vendor Terminations to all applicable vendors on the Closing Date.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Seller shall attempt to obtain from each applicable vendor a consent (each a "Required Assignment Consent") to such assignment.  Seller shall indemnify, hold harmless and, if requested by Purchaser (in Purchaser's sole discretion), defend (with counsel reasonably approved by Purchaser) Purchaser and Purchaser's affiliates, parents, subsidiaries, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents (collectively, "Purchaser's Indemnified Parties") from and against any and all Losses arising from or related to Seller's failure to obtain any Required Assignment Consent.

Article IV
TITLE

4.1              Title Documents.  During the Feasibility Period, Purchaser shall obtain from Commonwealth Land Title Insurance Company, 9510 Ornsby Station Road, Louisville, Kentucky 40223, Attention: Andrew B. Cox ("Title Insurer") a standard form commitment or preliminary title report ("Title Commitment") to provide an American Land Title Association owner's title insurance policy for the Property, using the ALTA 2006 form of policy, in an amount equal to the Purchase Price (the "Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the "Title Documents").  Purchaser shall be solely responsible for payment of all costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.  Purchaser shall coordinate with Escrow Agent to cause the Title Policy to be issued by Title Insurer.

4.2              Survey.  Purchaser may, at its sole cost and expense, obtain a new survey of the Property prior to the expiration of the Feasibility Period in a form satisfactory to Purchaser (such new or updated survey is referred to herein as the "Survey").

4.3              Objection and Response Process.  On or before the date which is twenty five (25) days after the Effective Date (the "Objection Deadline"), Purchaser shall give written notice (the "Objection Notice") to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the "Objections").  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters included in the Title Documents and the Survey.  On or before the date which is twenty eight (28) days after the Effective Date (the "Response Deadline"), Seller may, in Seller's sole discretion, give Purchaser notice (the "Response Notice") of those Objections which Seller is willing to cure, if any.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.4              Permitted Exceptions.  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed "Permitted Exceptions":

4.4.1        All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) the standard exception regarding the rights of tenants as tenants only under unrecorded leases, which shall be limited to those parties in possession pursuant to the Leases, and (c) the standard exception pertaining to taxes, which shall be limited to taxes and assessments payable for the year in which the Closing occurs and subsequent taxes and assessments;

4.4.2        The Senior Encumbrances (as hereinafter defined);

4.4.3        The Junior Encumbrances (as hereinafter defined);

4.4.4        Applicable zoning and governmental regulations and ordinances; and

4.4.5        Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.5              Existing Loans.

4.5.1        Description of Senior Loans.  Purchaser acknowledges that the Property presently is encumbered by certain loans (collectively, the "Senior Loans") made to Purchaser by Nationwide Life Insurance Company and West Coast Life Insurance Company (collectively and together with their successors and assigns, "Senior Lender"), that certain Mortgage, Security Agreement and Fixture Financing Statement dated November 6, 1995 and recorded in the public records of Jefferson County, Kentucky at Book 3965 Page 910 (the "Senior Mortgage") and certain other security and related documents in connection with the Senior Loans (collectively, the "Senior Encumbrances").  The Senior Loans are evidenced by that certain Promissory Note A dated November 6, 1995 in the original principal amount of $6,600,000.00 and that certain Promissory Note B dated November 6, 1995 in the original principal amount of $750,000.00 (collectively, the "Senior Notes"; and together with the Senior Mortgage, the Senior Encumbrances and any other documents executed by Seller or Purchaser in connection with the Senior Loans, the "Senior Loan Documents"), executed by Purchaser and payable to the order of Senior Lender.

4.5.2        Description of Junior Loan.  Purchaser acknowledges that the Property is encumbered by that certain loan (the "Junior Loan") made to Seller by Purchaser, that certain Amended, Restated and Substituted Second Mortgage dated November 6, 1995 and recorded in the public records of Jefferson County, Kentucky at Book 3965 Page 957 (the "Junior Mortgage") and certain other security and related documents in connection with the Junior Loan (collectively, the "Junior Encumbrances").  The Junior Loan is evidenced by that certain Amended, Restated and Substituted Mortgage Note dated November 6, 1995 in the stated principal amount of $14,500,000.00 (the "Junior Note," and together with the Junior Mortgage, the Junior Encumbrances and any other documents executed by Seller in connection with the Junior Loan, the "Junior Loan Documents"), executed by Seller and payable to the order of the Purchaser.

4.5.3        Release of Senior Loans.

4.5.3.1            Purchaser shall at all times be responsible for all payment and other obligations in accordance the terms of the Senior Notes and such payment and other obligations shall not be affected by the terms or performance of this Contract.  On or before the Closing Date, Purchaser, at no cost or expense to Seller, shall be solely responsible for paying off the outstanding principal balance of the Senior Notes together with all interest accrued under the Senior Notes, causing the Senior Encumbrances to be released of record and causing Senior Lender to fully release Seller as well as any of Seller's guarantors and other parties obligated on behalf of Seller under the Senior Loan Documents, from all obligations accruing under the Senior Mortgage and the Senior Loan Documents (and any related guarantees and letters of credit), if any, on and after the Closing Date (collectively, the "Senior Loan Release").  Seller acknowledges that it shall remain liable to Senior Lender pursuant to the Senior Mortgage for the period of time prior to the Closing Date.

4.5.3.2            Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, prepayment fees, title fees, endorsement fees, and any other fees to release Seller of all liability under the Senior Loan Documents) imposed or charged by Senior Lender or its counsel (such fees and expenses collectively being referred to as the "Senior Loan Release Fees"), in connection with the Senior Loan Release.  Any existing reserves, impounds and other accounts maintained on behalf of Seller in connection with the Senior Loans shall be released in Good Funds to Seller at Closing.

4.5.4        Assumption and Release of Junior Loan.

4.5.4.1            Seller shall give Purchaser a credit against the Purchase Price (as provided in Section 2.2.3) in an amount equal to the Junior Loan Balance.  Purchaser shall be responsible for all principal required to be paid under the terms of the Junior Note after Closing, together with all interest accruing under the Junior Note after Closing.

4.5.4.2            At the Closing, (a) Purchaser shall assume Seller's obligations under the Junior Note and all of the other Junior Loan Documents and accept title to the Property subject to the Junior Mortgage and the Junior Encumbrances, (b) Purchaser shall release Seller, as well as any of Seller's guarantors and other parties obligated on behalf of Seller under the Junior Loan Documents, from all obligations under the Junior Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the Junior Note and (c) notwithstanding anything to the contrary in the Junior Loan Documents, Seller shall pay to Purchaser a loan assumption fee in the amount of $130,000.00 (the "Junior Loan Assumption Fee") (collectively, the foregoing (a), (b) and (c) referred to herein as the "Junior Loan Assumption and Release").  The Junior Loan Assumption Fee shall be inclusive of any fees and expenses required to be paid by Seller pursuant to the Junior Loan Documents in connection with the Junior Loan Assumption and Release, and Seller shall not be required to pay any other costs or expenses in connection with the Junior Loan Assumption and Release, notwithstanding any provisions of the Junior Loan Documents to the contrary.  Seller acknowledges that it shall remain liable to Purchaser pursuant to the Junior Loan Documents for the period of time prior to the Closing Date.

4.5.4.3            Purchaser acknowledges that, because Purchaser is the lender with regard to the Junior Loan, Purchaser has complete control over whether the Junior Loan Assumption and Release is effected at Closing.  Accordingly, Purchaser, at no cost or expense to Seller, shall diligently prosecute the Junior Loan Assumption and Release, shall satisfy the requirements set forth in Junior Loan Documents to allow for the Junior Loan Assumption and Release and shall fulfill whatever internal procedures and requirements Purchaser may impose on the Junior Loan Assumption and Release.  The Junior Loan and Assumption and Release is not a condition to Purchaser's obligation to Close.  Seller, at no cost or expense to Seller, shall cooperate with Purchaser to effect the Junior Loan Assumption and Release in accordance with the terms of this Contract.

4.5.4.4            Except for the Junior Loan Assumption Fee, Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, prepayment fees, title fees, endorsement fees, and other fees to release Seller of all liability under the Junior Loan) imposed or charged by Purchaser or its counsel in connection with the Junior Loan Assumption and Release.  Purchaser shall be responsible for all amounts due and owing under the Junior Loan Documents as a result of the Junior Loan Assumption and Release.  Any existing reserves, impounds and other accounts maintained in connection with the Junior Loan shall be released in Good Funds to Seller at Closing.

4.5.4.5            Purchaser shall be in default under this Contract if Purchaser fails to effect the Junior Loan Assumption and Release at Closing, in which event Seller may terminate this Contract and the Deposit shall be immediately released by the Escrow Agent to Seller.

4.6              Subsequently Disclosed Exceptions.  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the "New Exception"), Purchaser shall have a period of five (5) days from the date of its receipt of such update (the "New Exception Review Period") to review and notify Seller in writing of Purchaser's approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller's sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception.  If Seller fails to deliver a notice to Purchaser within two (2) days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller's response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within four (4) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7              Purchaser Financing .  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser's acquisition of such funds shall not be a contingency to the Closing.

Article V
CLOSING

5.1              Closing Date.  The Closing shall occur at the time set forth in Section 2.2.4 on the date which is thirty (30) days after the expiration of the Feasibility Period (the "Closing Date") through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  The Closing Date may be extended without penalty at the option of Seller to a date not later than forty five (45) days following the Closing Date specified in the first sentence of this paragraph above in order to either accomplish the Senior Loan Release and/or the Junior Loan Assumption and Release or to satisfy the condition set forth in Section 8.2.4.

5.2              Seller Closing Deliveries.  No later than one (1) Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1        Special Warranty Deed (the "Deed") in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2        A Bill of Sale in the form attached as Exhibit C.

5.2.3        A General Assignment in the form attached as Exhibit D (the "General Assignment").

5.2.4        An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the "Leases Assignment").

5.2.5        A closing statement setting forth the prorations and adjustments to the Purchase Price to be made pursuant to this Contract, executed by Seller.

5.2.6        A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7        A certification of Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer and Purchaser shall reasonably require evidencing Seller's authority to consummate this transaction.

5.2.9        An updated Rent Roll correct and complete in all material respects and effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.2.10    A list of all current Property Contracts correct and complete in all material respects (the "Property Contracts List") effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such Property Contracts List shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.  Except as set forth in Section 6.1.5, Seller makes no representations or warranties regarding the Property Contracts List.

5.2.11    Tenant Notice Letters countersigned by Seller.

5.2.12    Any documents or instruments required by Senior Lender in connection with the Senior Loan Release and reasonably acceptable to Seller.

5.2.13    All documents and instruments required by Purchaser in connection with the Junior Loan Assumption and Release and reasonably acceptable to Seller.

5.2.14    Proof of termination as of the Closing Date of any property management agreement entered into by Seller for the Property.

5.3              Purchaser Closing Deliveries.  No later than one (1) Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.4), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1        The full Purchase Price (with credit for the Deposit, the Junior Loan Assumption Fee and the Junior Loan Balance), plus or minus the adjustments or prorations required by this Contract.

5.3.2        A title affidavit or an indemnity form (pertaining to Purchaser's activity on the Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3        [Intentionally Deleted].

5.3.4        A closing statement setting forth the prorations and adjustments to the Purchase Price to be made pursuant to this Contract, executed by Purchaser.

5.3.5        A countersigned counterpart of the General Assignment.

5.3.6        A countersigned counterpart of the Leases Assignment.

5.3.7        Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G (collectively, "Tenant Notice Letters”), which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.8        Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.9        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction.

5.3.10    Fully and properly executed releases or satisfactions of the Senior Loan Documents and the Senior Encumbrances.

5.3.11    All documents and instruments required by Purchaser in connection with the Junior Loan Assumption and Release.

5.4              Closing Prorations and Adjustments.

5.4.1        General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the "Proration Schedule") of the adjustments described in this Section 5.4 prior to Closing.

5.4.2        Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3        Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties' reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller's account, effective as of 12:01 a.m. Eastern Time on the Closing Date.

5.4.4        Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures which are one hundred three percent (103%) above the figures for the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.  Purchaser shall pay all taxes and installments of assessments which may become due and payable following the Closing Date.

5.4.5        Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6        Leases.

5.4.6.1            All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the "Uncollected Rents").  In adjusting for Uncollected Rents, no adjustments shall be made in Seller's favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser less Purchaser's actual reasonable costs of collecting the same.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser's collection of rents shall be applied, first, towards current rent due and owing under the Leases, and second, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that (i) the foregoing right of Seller shall be limited to actions seeking monetary damages, (ii) in no event shall Seller seek to evict any Tenants in any action to collect Uncollected Rents, (iii) Seller shall give Purchaser written notice if Seller intends to commence legal action or proceedings against any Tenant and (iv) Seller shall not be permitted to commence legal action or proceedings against any Tenant after the date which is twelve (12) months after the Closing Date.  Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within seven (7) days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser's obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2            At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits required to be paid by any of the Tenants to secure their respective obligations under the Leases, whether received or not received, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the "Tenant Security Deposit Balance").  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees, whether received or not received, which are required to be paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.7        [Intentionally Deleted].

5.4.8        Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until and including 11:59 p.m. the day prior to the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9        Employees.  All of Seller's and Seller's manager's on-site employees shall have their employment at the Property terminated as of the Closing Date.  Purchaser may interview any of Seller's or Seller's property manager's on-site employees at any time after the expiration of the Feasibility Period; provided, however, that Purchaser shall be under no obligation to hire any such employees.

5.4.10    Closing Costs.  Purchaser shall pay any mortgage assumption, sales, use, gross receipts or similar taxes and the cost of recording any instruments required to discharge any liens or encumbrances against the Property.  Purchaser shall also pay the recording fees for the transfer documents, all premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, all Survey costs and one-half of the customary closing costs of the Escrow Agent.  Seller shall pay any transfer taxes and one-half of the customary closing costs of the Escrow Agent.

5.4.11    [Intentionally Deleted]

5.4.12    Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller's and Seller's manager's books and records (other than proprietary information) (collectively, "Seller's Property-Related Files and Records") regarding the Property shall be made available to Purchaser at the Property on the Closing Date.  Purchaser agrees, for a period of not less than three (3) years after the Closing (the "Records Hold Period"), to (a) provide and allow Seller reasonable access to Seller's Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller's Property-Related Files and Records.

5.5              Post Closing Adjustments.  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate).

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1              Seller's Representations.  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the "Seller's Representations") as of the Effective Date and as of the Closing Date; provided that Purchaser's remedies if any such Seller's Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1        Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to Section 8.2.4, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller's ability to consummate the transaction contemplated by this Contract or on the Property.  Subject to Section 8.2.4, this Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2        Seller is not a "foreign person," as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3        Except as set forth on Exhibit J attached hereto, neither Seller, the Regional Property Manager nor the Community Manager has received written notice of any current or pending litigation (including any bankruptcy, receivership, trusteeship or attachment proceeding) against Seller which, in the reasonable judgment of Seller, if determined adversely to Seller, would materially adversely affect the Property or Seller's obligation to close the transaction contemplated by this Contract;

6.1.4        To Seller's knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, code, rule, order, regulation or requirement affecting the Property;

6.1.5        To Seller's knowledge, the Property Contracts List is correct and complete in all material respects;

6.1.6        To Seller's knowledge, the Rent Roll (and as updated pursuant to Section 5.2.9) is correct and complete in all material respects;

6.1.7        To Seller's knowledge, except for (A) the Property Contracts, (B) Leases with tenants of the Property as set forth on the Rent Roll (as updated pursuant to Section 5.2.9), and (C) matters, agreements and instruments of record, there exist no contracts, subcontracts or agreements affecting the Property that will be binding upon Purchaser after the Closing;

6.1.8        To Seller's knowledge, Seller is not aware of any uncured default on its part, or any uncured failure or act which, with the giving of notice or the passing of time, would become a default on its part, under the Leases or the Property Contracts, and Seller has not received any written notice of default from any parties to the Leases or Property Contracts which has not been cured by Seller;

6.1.9        To Seller's knowledge, the only tenants under leases or other occupancy agreements at the Property are the tenants disclosed on the Rent Roll;

6.1.10    To Seller’s knowledge, no public improvements, in the nature of sewer lines, sidewalks, road extensions and the like, have been ordered to be made to the Property, which have not, prior to the Effective Date, been completed, assessed, or paid for;

6.1.11    To Seller's knowledge:  (A) no hazardous or toxic materials or other substances regulated by applicable federal or state environmental laws are stored by Seller on, in or under the Property in quantities which violate applicable laws governing such materials or substances, and (B) the Property is not used by Seller for the storage, treatment, generation or manufacture of any hazardous or toxic materials or other substances in a manner which would constitute a violation of applicable federal or state environmental laws; and

6.1.12    Neither Seller, the Regional Property Manager nor the Community Manager has received written notice of, nor, to Seller's knowledge is there, any pending, threatened or contemplated action by any governmental or quasi-governmental authority or agency having the power of eminent domain which might result in any portion of the Property, or any interest therein, being taken by condemnation or in lieu thereof.

6.2              AS-IS.  Except for Seller's Representations, the Property is expressly purchased and sold "AS IS," "WHERE IS," and "WITH ALL FAULTS."  The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that, except for Seller's Representations, Purchaser shall not have the benefit of, and is not relying upon, any information provided by Seller or statements, representations or warranties, express or implied, made by or enforceable directly against Seller, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller's Representations).  Except as provided in this Contract, Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Except for Seller's Representations, Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller's Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller's Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller's Indemnified Parties.  Except for Seller's Representations, Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants subject to the requirements of Section 7.2.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters.

6.3              Survival of Seller's Representations.  Seller and Purchaser agree that Seller's Representations shall survive Closing for a period of twelve (12) months (the "Survival Period").  Seller shall have no liability after the Survival Period with respect to Seller's Representations contained herein except to the extent that Purchaser has made formal written demand (which may be an e-mail) against Seller during the Survival Period for breach of any of Seller's Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $500,000.00 in any individual instance or in the aggregate for all breaches of Seller's Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller's Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4              Definition of Seller's Knowledge.  Any representations and warranties made "to the knowledge of Seller" shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Regional Property Manager and Community Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager or Community Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager or Community Manager any individual personal liability.  As used herein, the term "Regional Property Manager" shall refer to Kristine Rank, who is the regional property manager handling this Property.  The term "Community Manager" shall refer to Lajos Szendi, who is the community manager handling this Property.

6.5              Representations and Warranties of Purchaser.  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1        Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Kentucky.

6.5.2        Purchaser, acting through any of its or their duly empowered and authorized officers or members, has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and at Closing no consent of any of Purchaser's partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser's ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3        No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser's obligations or covenants to Seller.

6.5.4        Other than Seller's Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller in connection with this Contract and the acquisition of the Property.

6.5.5        [Intentionally Omitted]

6.5.6        Purchaser is not a Prohibited Person.

6.5.7        To Purchaser's knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8        The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9        The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.5.10    With regard to the Junior Loan, there are no reserves, impounds or other accounts required to be maintained in connection with the Junior Loan, and no such reserves, impounds or accounts will be required by Purchaser upon or after the Junior Loan Assumption and Release.

6.5.11    To Purchaser's knowledge, neither Seller nor any of its guarantors or other parties obligated on behalf of Seller under the Junior Loan Documents are in default under any of the Junior Loan Documents nor is there any condition which, with the giving of notice or passage of time or both, would constitute a default under the Junior Loan Documents by Seller or any of its guarantors or other parties obligated on behalf of Seller under the Junior Loan Documents.

Article VII
OPERATION OF THE PROPERTY

7.1              Leases and Property Contracts.  During the period of time from the Effective Date to the Closing Date, in the ordinary course of Seller's business Seller may enter into new Property Contracts and new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that, unless Seller obtains the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (a) any such new Property Contracts or any new or renewed Leases shall not have a term in excess of one (1) year and (b) any such new Property Contracts shall be terminable upon thirty (30) days notice without penalty or additional charge.  During the period of time from the Effective Date to the Closing Date, Seller shall notify Purchaser if Seller terminates any Property Contracts or such termination shall be reflected in the Property Contracts List delivered by Seller pursuant to Section 5.2.10.

7.2              General Operation of Property.  Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of Seller's business, and except as necessary in Seller's sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller's reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.  Seller and Purchaser agree that Seller shall have no liability for a breach of the provisions of this Section 7.2 except to the extent that Purchaser has made formal written demand (which may be an e-mail) against Seller no later than six (6) months after the Closing Date.  Under no circumstances shall Seller be liable to Purchaser for more than $30,000.00 (less any amounts paid by Seller to Purchaser pursuant to Sections 8.2 and 10.2) in any individual instance or in the aggregate for all breaches of Seller's obligations under this Section 7.2, nor shall Purchaser be entitled to bring any claim for the same unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.

7.3              Liens.  Other than utility easements and temporary construction easements which were being negotiated prior to the Effective Date, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.  Seller shall give Purchaser notice of any easements that Seller is negotiating with respect to the Property.

7.4              Seller's (or Seller's Manager's) Employees.  From and after the expiration of the Feasibility Period, Purchaser shall have the right to interview all on-site employees at the Property to determine if Purchaser desires to hire any such staff.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1              Purchaser's Conditions to Closing.  Purchaser's obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1        All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2        Each of Seller's Representations shall be true in all material respects as of the Closing Date;

8.1.3        Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4        Neither Seller, Seller's general partner nor any of the general partner's members shall be a debtor in any bankruptcy proceeding nor shall have been in the last six (6) months a debtor in any bankruptcy proceeding which would affect the ability of Seller to convey the Property.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser's obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1.1, 8.1.3 or 8.1.4 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.  If the condition set forth in Section 8.1.2 is not met, Seller shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser's election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2              Seller's Conditions to Closing.  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller's obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1        All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2        Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3        Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4        Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby, including, without limitation, a tax free exchange pursuant to Section 13.18 (and the amendment of Seller's (or Seller's affiliates') partnership or other organizational documents in connection therewith), (a) from Seller's partners, members, managers, shareholders or directors to the extent required by Seller's (or Seller's affiliates') organizational documents, and (b) as required by law;

8.2.5        There shall not be any litigation commenced by a third party which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the convents or obligations of Purchaser;

8.2.6        The Senior Loan Release shall have occurred; and

8.2.7        The Junior Loan Assumption and Release shall have occurred.

If any of the foregoing conditions to Seller's obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.  In addition, if Seller terminates this Contract as a result of a failure of the condition set forth in Section 8.2.4, then Escrow Agent shall return the Deposit to Purchaser and Seller shall pay to Purchaser, as Purchaser's sole recoverable damages, Purchaser's direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties or to affiliated personnel at market rates) in connection with this transaction, which damages shall not exceed $30,000 in the aggregate (less any amounts paid by Seller to Purchaser pursuant to Sections 7.2 and 10.2).

Article IX
BROKERAGE

9.1              Indemnity.   Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel reasonably approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.

Article X
DEFAULTS AND REMEDIES

10.1          Purchaser Default.  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.4 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.2.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than ten (10) days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser's indemnity and confidentiality obligations hereunder, Seller's sole and exclusive remedy for Purchaser's failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2          Seller Default.  If Seller, prior to the Closing, defaults in its covenants or obligations under this Contract, including to sell the Property as required by this Contract and such default continues for more than ten (10) days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties or to affiliated personnel at market rates) in connection with this transaction, which damages shall not exceed $30,000 in aggregate (less any amounts paid by Seller to Purchaser pursuant to Sections 7.2 and 8.2), or (b) subject to the conditions below, Purchaser may seek specific performance of Seller's obligation to deliver the Deed pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller's obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Sections 2.2.3 and 5.3 (with the exception of Section 5.3.1); (ii) not otherwise be in default under this Contract; and (iii) file suit therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

Article XI
RISK OF LOSS OR CASUALTY

11.1          Major Damage.  In the event that the Property is damaged or destroyed by fire or other casualty after the Effective Date but prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the "Repairs") is more than five percent (5%) of the Purchase Price, or there is an uninsured casualty, then Seller shall have no obligation to make Repairs for the same, and shall notify Purchaser in writing of such damage or destruction (the "Damage Notice").  Within ten (10) days after Purchaser's receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser; provided, however, that if Purchaser terminates this Contract due to an uninsured casualty, Seller shall have the right to reinstate this Contract by delivering written notice of such reinstatement to Purchaser within ten (10) days after Seller's receipt of Purchaser's termination notice, in which event Seller shall either (i) make the necessary Repairs at its sole cost and expense and this transaction shall be closed for the full Purchase Price or (ii) not make any necessary Repairs and provide a credit to Purchaser at Closing in an amount equal to the cost of any Repairs not covered by Seller's insurance (as determined by a third-party contractor acceptable to Seller and Purchaser).  In the event Purchaser fails to terminate this Contract within the initial 10-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2          Minor Damage.  In the event that the Property is damaged or destroyed by fire or other casualty after the Effective Date but prior to the Closing, the fire or other casualty is insured and the cost of Repairs is equal to or less than five percent (5%) of the Purchase Price, this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election and with Purchaser's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  If Seller requests Purchaser's consent to Repairs as required by the previous sentence, and Purchaser fails to respond to Seller's request within five (5) days of Seller's request, Purchaser shall be deemed to have consented to Seller's request.  Regardless of Seller's election to commence any Repairs, or Seller's ability to complete any Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.  Notwithstanding anything in this Article XI to the contrary, Seller shall be permitted to commence Repairs of the Property after any fire or other casualty, whether insured or uninsured, to address any life or safety issue at the Property as is necessary in Seller's sole discretion, and Seller have the right to receive and apply available insurance proceeds against the same in accordance with Section 11.4.

11.3          Closing.  In the event this Contract is not terminated following an insured casualty in accordance with Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller's rights and obligations with respect to the insurance claim related to such casualty, if any, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith).

11.4          Repairs.  To the extent that Seller elects to commence any Repairs prior to Closing as permitted under this Article XI, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing as permitted under this Article XI to address any life or safety issue, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs to the extent the same have not been completed prior to Closing.  Purchaser acknowledges that this Article XI restricts Seller's ability to commence and complete Repairs of the Property after any fire or other casualty and, as a result, Purchaser may be required to take possession of the Property without commencement or completion of necessary Repairs and without any credits or right of set-off to Purchaser at Closing except as expressly provided in this Article XI.

Article XII
EMINENT DOMAIN

12.1          Eminent Domain.  In the event that, at the time of Closing, any material part of the Property (meaning a part with a value in excess of five percent (5%) of the Purchase Price as reasonably determined by Seller) is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser's option, to terminate this Contract by giving written notice within 10 days after Purchaser's receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price; provided, however, that at Closing Seller shall credit or pay to Purchaser the amount of any award for, or other proceeds on account of, such taking less Seller's reasonable costs in collecting the same, and, to the extent such award or proceeds have not yet been paid, Seller shall assign to Purchaser at the Closing all of Seller's rights to such award, and Purchaser shall be entitled to receive and retain all awards or proceeds to be made for the taking of the Property or any portion thereof.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

Article XIII
MISCELLANEOUS

13.1          Binding Effect of Contract.  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  The Escrow Agent's execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2          Exhibits and Schedules.  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3          Assignability.  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than five (5) days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4          Captions.  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5          Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6          Notices.  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt, if personally delivered; within one (1) Business Day after deposit with a nationally-recognized overnight delivery service; on the date signed for if sent via certified or registered mail; or upon confirmation of facsimile or electronic delivery; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

NTS-Plainview Associates

10172 Linn Station Road

Louisville, Kentucky 40223

Attention: Neil A. Mitchell

Telephone: (502) 426-4800

Facsimile: (502) 426-4994

With a copy to:

NTS Development Company

10172 Linn Station Road

Louisville, Kentucky 40223

Attention: Rosann Tafel

Telephone: (502) 426-4800

Facsimile: (502) 426-4994

To Seller:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Mark Reoch

Telephone:  (303) 691-4337

Facsimile:  (303) 300-3261

And:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Mr. Harry Alcock

Telephone:  (303) 691-4344

Facsimile:  (303) 300-3282

with copy to:

AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  John Spiegleman, Esq.

Telephone: (303) 691-4303

Facsimile:  (303) 300-3260

and a copy to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado  80202

Attention:  Catherine C. Gale, Esq. or Greg A. Vallin, Esq.

Telephone: (303) 223-1100

Facsimile:  (303) 223-1111

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Fidelity National Title Insurance Company

8450 East Crescent Parkway, Suite 410

Greenwood Village, Colorado 80111

Attention:  Valena Bloomquist

Telephone:  (720) 200-1200

Facsimile:   (303) 292-3752

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7          Governing Law and Venue.  The laws of the Commonwealth of Kentucky shall govern the validity, construction, enforcement, and interpretation of this Contract, except for the conflict of laws provisions thereof.  Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8          Entire Agreement.  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9          Amendments.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3.

13.10      Severability.  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11      Multiple Counterparts/Facsimile Signatures.  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12      Construction.  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13      Confidentiality.  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law or regulatory agency, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser's Consultants or Seller's lenders, attorneys and accountants.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without Seller's prior written authorization, which may be granted or denied in Seller's sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.

13.14      Time of the Essence.  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15      Waiver.  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16      Attorneys' Fees.  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation and arbitration, including the cost of any appeals.

13.17      Time Zone/Time Periods.  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located which is Eastern Time.  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18      1031 Exchange.  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.

13.19      No Personal Liability of Officers, Trustees or Directors of Seller's Partners.  Purchaser acknowledges that this Contract is entered into by Seller which is a South Carolina limited partnership, and Purchaser agrees that none of Seller's Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20      Exclusive Negotiations.  As of the Effective Date, Seller shall not have the right to solicit backup offers or enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party unless and until this Contract is terminated.

13.21      ADA Disclosure.  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the "ADA") and the federal Fair Housing Act (the "FHA").  The ADA requires, among other matters, that tenants and/or owners of "public accommodations" remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property's compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.22      No Recording.  Purchaser shall not cause or allow this Contract or any contract or other document related hereto (except the Deed and any other Closing documents), nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller's prior written consent, which consent may be withheld at Seller's sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.

13.23      Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24      [Intentionally Deleted].

13.25      AIMCO Marks.  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.  Seller shall remove all AIMCO Marks from the Property no later than three (3) days after the Closing Date and shall repair any resulting damage where the AIMCO marks were located.

13.26      Non-Solicitation of Employees.  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall solicit any of Seller's employees or any employees located at the Property (or any of Seller's affiliates' employees located at any property owned by such affiliates) for potential employment.

13.27      Survival.  Except for (a) all of the provisions of this Article XIII (other than Sections 13.18 and 13.20, which provisions shall not survive); (b) Sections 2.3, 3.3, 3.4, 3.5, 4.5, 5.4, 5.5, 6.2, 6.5, 9.1, 11.4, 14.1, and 14.2; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing; and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the "Survival Provisions"), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28      Multiple Purchasers.  As used in this Contract, the term "Purchaser" means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that "Purchaser" has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

Article XIV
LEAD–BASED PAINT DISCLOSURE

14.1          Disclosure.  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2          Consent Agreement.  Testing (the "Testing") has been performed at that portion of the Property known as "Stage 1" with respect to lead-based paint.  Law Engineering and Environmental Services, Inc. performed the Testing and reported its findings in the Lead-Based Paint Risk Assessment Report dated October 30, 2002, a copy of which is attached hereto as Exhibit I (the "LBP Report").  The LBP Report certifies that Stage 1 of the Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the LBP Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because Stage 1 of the Property has been certified as lead based paint free and the remainder of the Property was constructed after 1978, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

                                                            PLAINVIEW APARTMENTS, L.P.,

                                                            a South Carolina limited partnership

                                                            By:       NEW PLAINVIEW GP, L.L.C.,

                                                                        a South Carolina limited liability company,

                                                                        its general partner

                                                                        By:       DAVIDSON DIVERSIFIED REAL

                                                                                    ESTATE III, L.P.,

                                                                                    a Delaware limited partnership,

                                                                                    its manager member

                                                                                    By:       DAVIDSON DIVERSIFIED

                                                                                                PROPERTIES, INC.,

                                                                                                a Tennessee corporation,

                                                                                                its managing general partner

By:  /s/Brian J. Bornhorst

                                                                                                Name:  Brian J. Bornhorst

Title:  Vice President

[Signatures Continue on Following Page]

            Purchaser:

                                                                        NTS-PLAINVIEW ASSOCIATES,

                                                                        a Kentucky limited partnership

By:  /s/Brian F. Lavin

                                                                        Name:  Brian F. Lavin

                                                                        Title:  President and CEO